Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report with respect to Radiation Therapy Services Holdings, Inc., dated March 19, 2010 (except for the reclassification paragraph in note 2 as to which the date is November 16, 2010) in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Radiation Therapy Services, Inc. for the registration of $310,000,000 of 9 7/8% Senior Subordinated Notes due 2017.

/s/ Ernst & Young LLP

Tampa, Florida

November 19, 2010